Exhibit 99.2

Report of Independent Registered Public Accounting Firm — Consolidated Financial Statements

Board of Directors and Stockholders

FTI Consulting, Inc.

We have audited the accompanying consolidated balance sheets of FTI Consulting, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FTI Consulting, Inc. and subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Baltimore, Maryland

March 3, 2006,

except for Note 13 as to which the date is September 15, 2006

FTI CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,
	2005	2004
ASSETS
Current assets
Cash and cash equivalents	$153,383	$25,704
Accounts receivable
Billed receivables	87,947	89,536
Unbilled receivables	56,871	30,663
Allowance for doubtful accounts and unbilled services	(17,330)	(16,693)

	127,488	103,506
Notes receivable	2,713	9,031
Prepaid expenses and other current assets	8,147	6,041
Deferred income taxes	6,404	4,514

Total current assets	298,135	148,796
Property and equipment, net	29,302	23,342
Goodwill	576,612	507,656
Other intangible assets, net	21,454	10,978
Other assets	33,961	13,055

Total assets	$959,464	$703,827

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable, accrued expenses and other	$21,762	$18,998
Accrued compensation	72,688	39,383
Current portion of long-term debt	—	21,250
Billings in excess of services provided	10,477	8,924

Total current liabilities	104,927	88,555
Long-term debt, net of current portion	348,431	83,750
Deferred income taxes	33,568	22,623
Other liabilities	18,269	12,745
Commitments and contingent liabilities (notes 2, 6, 7, 8, 9, 11 and 15)
Stockholders’ equity
Preferred stock, $0.01 par value; 5,000 shares authorized; none outstanding	—	—
Common stock, $0.01 par value; 75,000 shares authorized; 39,009 shares issued and outstanding—2005; and 42,487 shares issued and outstanding—2004	390	425
Additional paid-in capital	238,055	333,735
Unearned compensation	(11,089)	(8,551)
Retained earnings	226,913	170,545

Total stockholders’ equity	454,269	496,154

Total liabilities and stockholders’ equity	$959,464	$703,827

The accompanying notes are an integral part of these consolidated financial statements.

FTI CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Year Ended December 31,
	2005	2004	2003
Revenues	$539,545	$427,005	$375,695

Operating expenses
Direct cost of revenues	291,592	234,970	176,429
Selling, general and administrative expense	127,727	106,730	78,701
Special termination charges	—	—	3,060
Amortization of other intangible assets	6,534	6,836	3,680

	425,853	348,536	261,870

Operating income	113,692	78,469	113,825

Other income (expense)
Interest income	1,875	788	1,193
Interest expense and other	(15,064)	(6,399)	(4,621)
Early extinguishment of term loans	(1,687)	—	(768)
Discount on note receivable	—	(475)	—
Litigation settlement (losses) gains, net	(1,629)	1,672	—

	(16,505)	(4,414)	(4,196)

Income from continuing operations before income tax provision	97,187	74,055	109,629
Income tax provision	40,819	31,177	44,838

Income from continuing operations	56,368	42,878	64,791

Discontinued operations
Income from operations of discontinued operations, net of income tax provision of $1,156	—	—	1,649
Loss from sale of discontinued operations, net of income tax provision of $2,810	—	—	(6,971)

Lost from discontinued operations	—	—	(5,322)

Net income	$56,368	$42,878	$59,469

Earnings per common share—basic
Income from continuing operations	$1.38	$1.02	$1.58

Net income	$1.38	$1.02	$1.45

Earnings per common share—diluted
Income from continuing operations	$1.35	$1.01	$1.54

Net income	$1.35	$1.01	$1.41

The accompanying notes are an integral part of these consolidated financial statements.

FTI CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

			Additional Paid-in Capital	Unearned Compensation	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Total
	Common Stock
	Shares	Amount
Balance, December 31, 2002	36,006	$360	$200,456	$(346)	$68,198	$(693)	$267,975
Issuance of common stock in connection with:
Public offering, net of offering costs of $1,386	3,992	40	99,183				99,223
Exercise of options, including income tax benefit of $11,599	1,798	18	24,478				24,496
Employee stock purchase plan	196	2	4,041				4,043
Restricted share grants, net of forfeitures	282	3	5,807	(5,822)			(12)
Business combinations	176	2	2,372				2,374
Purchase and retirement of common stock	(194)	(2)	(4,030)				(4,032)
Payment for fractional shares	(3)	—	(2)				(2)
Amortization of unearned compensation			518	435			953
Comprehensive income:
Other comprehensive income—change in fair value of interest rate swaps, net of income tax provision of $228						669	669
Net income					59,469		59,469

Total comprehensive income							60,138

Balance, December 31, 2003	42,253	423	332,823	(5,733)	127,667	(24)	455,156
Issuance of common stock in connection with:
Exercise of options, including income tax benefit of $2,055	462	5	4,920				4,925
Employee stock purchase plan	202	2	2,837				2,839
Restricted share grants, net of forfeitures	227	2	4,140	(4,142)			—
Purchase and retirement of common stock	(657)	(7)	(10,803)				(10,810)
Contingent payments to former owners of subsidiary, net of income tax benefit of $126			(182)				(182)
Amortization of unearned compensation				1,324			1,324
Comprehensive income:
Other comprehensive income—change in fair value of interest rate swaps, net of income tax provision of $17						24	24
Net income					42,878		42,878

Total comprehensive income							42,902

Balance, December 31, 2004	42,487	425	333,735	(8,551)	170,545	—	496,154
Issuance of common stock in connection with:
Exercise of options, including income tax benefit of $3,564	706	7	13,108				13,115
Employee stock purchase plan	307	3	5,040				5,043
Restricted share grants	173	2	4,492	(4,494)			—
Business combinations	1,441	14	29,669				29,683
Purchase and retirement of common stock	(6,105)	(61)	(147,989)				(148,050)
Amortization of unearned compensation				1,956			1,956
Net income					56,368		56,368

Balance, December 31, 2005	39,009	$390	$238,055	$(11,089)	$226,913	$—	$454,269

The accompanying notes are an integral part of these consolidated financial statements.

FTI CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2005	2004	2003
Operating activities
Net income	$56,368	$42,878	$59,469
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	11,360	9,113	7,003
Amortization of other intangible assets	6,534	6,836	3,680
Income tax benefit from stock option exercises and other	3,564	2,181	11,599
Provision for doubtful accounts	5,482	7,062	5,109
Non-cash stock-based compensation	1,956	1,324	941
Loss from sale of discontinued operations	—	—	6,971
Non-cash loss on subleased facilities	920	4,670	—
Loss on early extinguishment of term loans	1,687	—	768
Non-cash interest expense	1,812	1,449	1,274
Other	808	500	(169)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(34,664)	(27,860)	179
Prepaid expenses and other assets	(414)	(10,328)	(1,401)
Accounts payable, accrued expenses and other	7,911	13,824	6,109
Income taxes payable	8,509	7,638	4,311
Accrued compensation expense	30,467	6,568	(1,841)
Billings in excess of services provided	(2,921)	(7,412)	(3,825)

Net cash provided by operating activities	99,379	58,443	100,177

Investing activities
Payments for acquisition of businesses, including contingent payments and acquisition costs, net of cash received	(52,182)	(1,253)	(234,117)
Purchases of property and equipment	(17,827)	(11,939)	(10,612)
Proceeds from note receivable due from purchasers of former subsidiary	5,525	—	—
Cash received from sale of discontinued operations	—	—	12,150
Change in other assets	(374)	(501)	838

Net cash used in investing activities	(64,858)	(13,693)	(231,741)

Financing activities
Issuance of debt securities	350,000	—	—
Issuance of common stock, net of offering costs	—	—	99,223
Issuance of common stock under equity compensation plans	9,551	2,870	12,897
Purchase and retirement of common stock	(148,050)	(10,810)	(4,032)
Borrowings under long-term credit facility	50,000	—	109,121
Payments of long-term debt	(155,000)	(16,250)	(85,704)
Borrowings under revolving line of credit	33,500	47,500	5,000
Payments of revolving line of credit	(33,500)	(47,500)	(5,000)
Payments of capital lease obligations	(229)	(571)	(307)
Payments of debt financing fees and other	(13,114)	(50)	(3,775)

Net cash provided by (used in) financing activities	93,158	(24,811)	127,423

Net increase (decrease) in cash and cash equivalents	127,679	19,939	(4,141)
Cash and cash equivalents, beginning of year	25,704	5,765	9,906

Cash and cash equivalents, end of year	$153,383	$25,704	$5,765

The accompanying notes are an integral part of these consolidated financial statements.

FTI CONSULTING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollar and share amounts in tables expressed in thousands, except per share data)

1.    Description of Business and Significant Accounting Policies

Description of business.    We are a leading provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms. Through our forensic/litigation/technology practice, we provide an extensive range of services to assist clients in all phases of litigation, including pre-filing, discovery, jury selection, trial preparation, expert testimony and other trial support services. Specifically, we help clients assess complex financial transactions, reconstruct events from incomplete and/or corrupt data, uncover vital evidence, identify potential claims and assist in the pursuit of financial recoveries and settlements. Our corporate finance/restructuring practice assists under performing companies as they make decisions to improve their financial condition and operations position given their current situation, as well as provides services in connection with bankruptcies, mergers and acquisitions and restructuring management. Through our economic consulting practice, we deliver sophisticated economic analysis and modeling of issues arising in mergers and acquisitions and other complex commercial and securities litigation.

We have a total workforce of over 1,300 employees who are strategically located in 25 cities in the United States, as well as in London, England and Melbourne, Australia. Our clients include companies, as well as creditors or other stakeholders, such as financial institutions, private equity firms and the law firms that represent them.

Principles of consolidation.    The consolidated financial statements include the accounts of FTI Consulting, Inc. and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

Use of estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Due to the inherent uncertainty involved in making those assumptions, actual results could differ from those estimates.

We use estimates to determine the amount of the allowance for doubtful accounts necessary to reduce accounts receivable and unbilled receivables to their expected net realizable value and to account for any potential refunds that may be imposed by bankruptcy courts. We estimate the amount of the required allowance by reviewing the status of significant client matters and past-due receivables as well as by analyzing historical bad debt trends and realization adjustments to our revenues. Actual collection experience has not varied significantly from estimates, due primarily to credit policies, the controls and procedures designed to estimate realization adjustments to our revenues and a lack of historical concentrations of accounts receivable. Accounts receivable balances are not collateralized.

We also make estimates in determining self-insurance reserves for certain employee benefit plans, accruals for incentive compensation and other ordinary accruals. These estimates are based upon historical trends, current experience and knowledge of relevant factors.

Cash equivalents.    Cash equivalents consist of highly liquid short-term investments with maturities of three months or less at the time of purchase.

FTI CONSULTING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar and share amounts in tables expressed in thousands, except per share data)

Supplemental cash flow information.

	Year Ended December 31,
	2005	2004	2003
Cash paid for interest	$9,986	$4,962	$3,554

Cash paid for income taxes, net of refunds	$28,746	$21,358	$28,705

Other non-cash investing and financing activities
Assets acquired under capital lease	$—	$—	$41

Issuance of common stock to acquire businesses	$29,683	$—	$2,374

Property and equipment.    We record property and equipment, including improvements that extend useful lives, at cost, while maintenance and repairs are charged to operations as incurred. We calculate depreciation using the straight-line method based on estimated useful lives ranging from three to seven years for furniture, equipment and internal use software. We amortize leasehold improvements and assets under capital leases over the shorter of the estimated useful life of the asset or the lease term. The gross amount of assets recorded under capital lease obligations included in furniture, equipment and software is $0.9 million as of December 31, 2005 and $1.3 million as of December 31, 2004.

We capitalize costs incurred during the application development stage of computer software developed or obtained for internal use. Capitalized software developed for internal use is classified within furniture, equipment and software and is amortized over the estimated useful life of the software, which is generally three years.

Goodwill.    Goodwill consists of the excess of the purchase price over the fair value of tangible and identifiable intangible net assets acquired in purchase business combinations. We do not amortize goodwill. We review goodwill for impairment as of October 1 of each year or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. The implied fair value of goodwill is the amount determined by deducting the estimated fair value of all tangible and identifiable intangible net assets of the reporting unit from the estimated fair value of the reporting unit. If the recorded value of goodwill exceeds its implied value, an impairment charge is recorded for the excess. For purposes of impairment testing, our reporting units are our operating segments which represent the lowest level for which discrete financial information is available and regularly reviewed by management. Components are combined when determining reporting units if they have similar economic characteristics. No impairment of goodwill was identified as a result of our impairment tests, which we conducted as of October 1, 2005 and 2004.

Other intangible assets.    We amortize our intangible assets that have finite lives over the estimated periods benefited using the straight-line method. See note 5. “Goodwill and Other Intangible Assets.”

Valuation of long-lived assets excluding goodwill.    We review intangible assets with indefinite lives for impairment as of October 1 of each year or whenever events or changes in

FTI CONSULTING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar and share amounts in tables expressed in thousands, except per share data)

circumstances indicate that the carrying amount may not be recoverable. We review other long-lived assets, excluding goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be fully recoverable. These events or changes in circumstances may include a significant deterioration of operating results, changes in business plans, or changes in anticipated future cash flows. If an impairment indicator is present, we evaluate recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows we expect the assets to generate. We group assets at the lowest level for which there is identifiable cash flows that are largely independent of the cash flows generated by other asset groups. If the total of the expected undiscounted future cash flows is less than the carrying amount of the asset, an impairment loss, if any, is recognized for the difference between the fair value and carrying value of assets. Fair value is generally determined by estimates of discounted cash flows. The discount rate used in any estimate of discounted cash flows would be the rate required for a similar investment of like risk.

Interest rate swaps.    We sometimes use derivative instruments consisting primarily of interest rate swap agreements to manage our exposure to changes in the fair values or future cash flows of some of our long-term debt. We may enter into interest rate swap transactions with financial institutions acting as the counter-party. We do not use derivative instruments for trading or other speculative purposes.

We formally document all relationships between hedging instruments and hedged items and the risk management objective and strategy for each hedge transaction. For interest rate swaps, the notional amounts, rates and maturities of our interest rate swaps are closely matched to the related terms of hedged debt obligations. We match the critical terms of the interest rate swap to the critical terms of the underlying hedged item to determine whether the derivatives we use for hedging transactions are highly effective in offsetting changes in either the fair value or cash flows of the underlying hedged item. If it is determined that a derivative ceases to be a highly effect hedge, or if the anticipated transaction is no longer likely to occur, we discontinue hedge accounting and recognize all subsequent derivative gains and losses in our income statement.

Derivative instruments designated in hedging relationships that mitigate exposure to changes in the fair value of our debt are considered fair value hedges. Derivative instruments designated in hedging relationships that mitigate exposure to the variability in future cash flows of our debt are considered cash flow hedges.

We record all derivative instruments in other assets or other liabilities on our balance sheet at their fair values. If the derivative is designated as a fair value hedge and the hedging relationship qualifies for hedge accounting, changes in the fair values of both the derivative and hedged portion of our debt are recognized in interest expense in our income statement. If the derivative is designated as a cash flow hedge and the hedging relationship qualifies for hedge accounting, the effective portion of the change in the fair value of the derivative is recorded in other comprehensive income and reclassified to interest expense when the hedged debt affects interest expense. The ineffective portion of the change in fair value of the derivative qualifying for hedge accounting and changes in fair value of derivative instruments not qualifying for hedge accounting are recognized in interest expense in the period of the change. For hedge transactions that qualify for hedge accounting using the short-cut method, there is no net effect on our results of operations.

FTI CONSULTING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar and share amounts in tables expressed in thousands, except per share data)

Debt financing fees.    We amortize the costs we incur to obtain debt financing over the terms of the underlying obligations using the effective interest method. The amortization of debt financing costs is included in interest expense. Unamortized debt financing costs are classified within other assets in our consolidated balance sheets.

Billings in excess of services provided.    Billings in excess of services provided represents amounts billed to clients, such as retainers, in advance of work being performed. Clients may make advance payments, which are held on deposit until completion of work. These amounts are either applied to final billings or refunded to clients upon completion of work. Retainers in excess of related accounts receivable and unbilled receivables are recorded as billings in excess of services provided in our consolidated balance sheets.

Revenue recognition.    We derive most of our revenues from professional service activities. The vast majority of these activities are provided under time-and-expense billing arrangements, and revenues, consisting of billed fees and pass-through expenses, are recorded as work is performed and expenses are incurred. We normally obtain engagement letters or other agreements from our clients prior to performing any services. In these letters and other agreements, the clients acknowledge that they will pay us based upon our time spent on the engagement and at our agreed-upon hourly rates. We are periodically engaged to provide services in connection with client matters where payment of our fees is deferred until the conclusion of the matter or upon the achievement of performance-based criteria. We recognize revenues for these arrangements when all the performance-based criteria are met and collection of the fee is reasonably assured. See note 14 for information regarding a $22.5 million success fee we received during the fourth quarter of 2005.

We record allowances for estimated realization adjustments to our professional services fees that are subject to review by bankruptcy courts. We record provisions for fee adjustments and discretionary pricing adjustments as a reduction of revenues. Revenues recognized, but not yet billed to clients, have been recorded as unbilled receivables in the accompanying consolidated balance sheets.

Direct cost of revenues.    Direct cost of revenues consists primarily of billable employee compensation and related payroll benefits, the cost of consultants assigned to revenue-generating activities and direct expenses billable to clients. Direct cost of revenues does not include an allocation of overhead costs.

Advertising costs.    Costs related to advertising and other promotional expenditures are expensed as incurred. Advertising costs totaled $3.5 million during 2005, $0.7 million during 2004 and $0.4 million during 2003.

Stock-based compensation.    We record compensation expense for stock-based compensation for employees and non-employee members of our board of directors using the intrinsic value method prescribed by Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees.” Compensation expense is recorded on a straight-line basis over the vesting period to the extent that the fair value of the underlying stock on the grant date exceeds the exercise or acquisition price of the stock or stock-based award.

FTI CONSULTING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar and share amounts in tables expressed in thousands, except per share data)

All options granted under our stock-based employee compensation plans had an exercise price greater than or equal to the market value of the underlying common stock on the date of grant. We also periodically issue restricted and unrestricted stock to employees in connection with new hires and performance evaluations. The fair market value on the date of issue of unrestricted stock is immediately charged to compensation expense, and the fair value on the date of issue of restricted stock is charged to compensation expense ratably over the restriction period.

Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” encourages companies to recognize expense for stock-based awards based on their estimated fair value on the date of grant. Statement No. 123 requires the disclosure of pro forma income and earnings per share data in the notes to the financial statements if the fair value method is not adopted. The following table illustrates the effect on net income and earnings per share if we had determined compensation costs by applying the fair value recognition provisions of Statement No. 123 to stock-based employee awards.

	Year Ended December 31,
	2005	2004	2003
Net income, as reported	$56,368	$42,878	$59,469
Add—Stock-based employee compensation cost included in reported net income, net of income taxes	1,135	767	556
Deduct—Total stock-based employee compensation expense determined under fair value based method for all awards, net of income taxes	(8,555)	(7,391)	(10,052)

Net income, pro forma	$49,948	$36,254	$49,973

Earnings per common share
Basic, as reported	$1.38	$1.02	$1.45

Basic, pro forma	$1.20	$0.86	$1.22

Diluted, as reported	$1.35	$1.01	$1.41

Diluted, pro forma	$1.18	$0.86	$1.22

FTI CONSULTING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar and share amounts in tables expressed in thousands, except per share data)

The Black-Scholes option-pricing model and other models were developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of subjective assumptions, including the expected stock price volatility. Because our stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, we believe the existing models do not necessarily provide a reliable measure of the fair value of our stock-based awards. The fair value of our stock-based awards was estimated on the measurement date using the Black-Scholes option-pricing model along with using the following assumptions.

	Year Ended December 31,
	2005	2004	2003
Assumptions
Risk-free interest rate—option plan grants	3.44% — 4.45%	1.90% — 3.91%	1.86% — 2.59%
Risk-free interest rate—purchase plan grants	2.55% — 3.35%	0.96% — 1.61%	1.02% — 1.16%
Dividend yield	0%	0%	0%
Expected life of option grants	3 years	3 — 5 years	3 years
Expected life of stock purchase plan grants	0.5 years	0.5 years	0.5 years
Stock price volatility—option plan grants	44.5% — 54.1%	54.6% — 59.6%	55.5% — 59.4%
Stock price volatility—purchase plan grants	23.2% — 34.7%	56.9% — 71.6%	33.8% — 61.0%
Weighted average fair value of grants
Stock options:
Grant price=fair market value	$8.08	$7.09	$8.98
Grant price>fair market value	$7.68	$6.63	$9.17
Employee stock purchase plan shares	$5.10	$6.62	$7.49
Restricted shares	$26.05	$18.60	$20.53

Income taxes.    We use the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Earnings per common share.    Basic earnings per common share is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per common share adjusts basic earnings per share for the effects of potentially dilutive common shares. Potentially dilutive common shares primarily include the dilutive effects of shares issuable under our stock option plans, including restricted shares using the treasury stock method; shares issuable upon settlement of the forward contract embedded in our accelerated share repurchase agreement using the reverse treasury stock method; and

FTI CONSULTING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar and share amounts in tables expressed in thousands, except per share data)

shares issuable upon conversion of our senior notes using the if-converted method. Since the average price per share of our common stock was below the conversion price of our convertible notes, the convertible notes did not have a dilutive effect on our earnings per share for any of the periods presented. Until the market price of our common stock exceeds $31.25 per share, the conversion feature of the convertible notes will not have an impact on the number of shares utilized to calculate diluted earnings per share. When the market price of our common stock exceeds $31.25 per share, the number of shares that would be issued if the convertible notes were converted will be included as outstanding shares in the calculation of the diluted earnings per share. See note 7 for further discussion.

	Year Ended December 31,
	2005	2004	2003
Numerator—basic and diluted
Income from continuing operations	$56,368	$42,878	$64,791
Loss from discontinued operations	—	—	(5,322)

Net income	$56,368	$42,878	$59,469

Denominator
Weighted average number of common shares outstanding—basic	40,947	42,099	40,925
Effect of dilutive stock options	648	408	1,121
Effect of dilutive restricted shares	103	5	—
Effect of accelerated stock repurchase agreement	89	—	—

Weighted average number of common shares outstanding—diluted	41,787	42,512	42,046

Earnings per common share—basic
Income from continuing operations	$1.38	$1.02	$1.58
Loss from discontinued operations	—	—	(0.13)

Net income	$1.38	$1.02	$1.45

Earnings per common share—diluted
Income from continuing operations	$1.35	$1.01	$1.54
Loss from discontinued operations	—	—	(0.13)

Net income	$1.35	$1.01	$1.41

Antidilutive stock options and restricted shares	1,945	3,046	822

Concentrations of risk.    We derive substantially all of our revenue from providing professional services to our clients in the United States. We believe that the geographic and industry diversity of our customer base throughout the U.S. minimizes the risk of incurring material losses due to concentrations of credit risk. We are periodically engaged to provide services in connection with client matters where payment of our fees is deferred until the conclusion of the matter. At December 31, 2005, we have an unsecured trade receivable totaling $11.2 million related to fees for services rendered in connection with a client matter where payment will not be received until the completion of the engagement. This amount is classified as non-current within other assets.

FTI CONSULTING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar and share amounts in tables expressed in thousands, except per share data)

Our client service professionals have highly specialized skills. Maintenance and growth of revenues is dependent upon our ability to retain our existing professionals and attract new highly qualified professionals.

Significant new accounting pronouncements.    As permitted by Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation,” we currently account for share-based payments to employees using the intrinsic value method under Accounting Principles Board, or APB, Opinion No. 25. As such, we generally do not recognize compensation cost related to employee stock options or shares issued under our employee stock purchase plan. In December 2004, the Financial Accounting Standards Board, or FASB, issued Statement No. 123(R), “Share-Based Payment,” which is a revision of Statement No. 123 and supersedes APB Opinion No. 25.

Statement No. 123(R) allows for two adoption methods:

•	The modified prospective method which requires companies to recognize compensation cost beginning with the effective date of adoption based on (a) the requirements of Statement No. 123(R) for all share-based payments granted after the effective date of adoption and (b) the requirements of Statement No. 123 for all unvested awards granted to employees prior to the effective date of adoption; or

•	The modified retrospective method which includes the requirements of the modified prospective method described above, but also requires restatement of prior period financial statements using amounts previously disclosed under the pro forma provisions of Statement 123.

Statement No. 123(R) requires all share-based payments to employees and directors to be recognized in the financial statements based on their fair values, using prescribed option-pricing models. Upon adoption of Statement No. 123(R), pro forma disclosure will no longer be an alternative to financial statement recognition. We will adopt the provisions of Statement No. 123(R) in the first quarter of 2006. We intend to use the modified prospective method of adoption and continue to use the Black-Scholes option pricing model to value share-based payments, although we are continuing to review our alternatives for adoption under this new pronouncement. We plan to increase our use of share-based payments to compensate our employees during 2006 as compared to prior years. Therefore, the impact of adopting Statement No. 123(R) can not be predicted with certainty at this time because it will depend on levels of share-based payments granted in the future. Based solely on our unvested stock options at the implementation date, we expect the adoption to result in the recognition of additional compensation expense of about $5.4 million in 2006 which will dilute earnings per share by about $0.13. The actual impact will be greater than these amounts as they will include amounts related to additional equity awards during 2006. Due to the timing of our equity grants, the charge will not be spread evenly throughout the year. The adoption of the fair-value method prescribed by Statement No. 123(R) will have a significant impact on our results of operations as we will be required to expense the fair value of our stock option grants and stock purchases under our employee stock purchase plan beginning in 2006. The adoption of Statement No. 123(R) is not expected to have a material impact on our overall financial position. Had we adopted Statement No. 123(R) in prior periods, we believe the impact of that standard would have approximated the impact of Statement No. 123 as described above under “Stock-Based Compensation.”

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Statement No. 123(R) also requires the benefit related to income tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as required under current accounting principles. This requirement will reduce our net operating cash flows and increase our net financing cash flows in periods after adoption. These future amounts cannot be estimated, because they depend on, among other things, when employees exercise stock options. However, the amount of operating cash flows recognized in prior periods from such excess tax deductions as shown in our consolidated statements of cash flows were $3.5 million in 2005, $2.2 million in 2004 and $11.6 million in 2003.

In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections.” This new standard replaces APB Opinion No. 20, “Accounting Changes” and Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” Among other changes, Statement No. 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented based on the new accounting principle, unless it is impracticable to do so. Statement No. 154 also provides that (1) a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for prospectively as a change in estimate that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be treated as a restatement. The adoption of the provisions of Statement No. 154 on January 1, 2006 will not have a material impact on our financial position or results of operations.

Reclassifications.    Some prior year amounts have been reclassified to conform to the current year presentation.

2.    Acquisitions

We record assets acquired and liabilities assumed in business combinations on our balance sheet as of the respective acquisition dates based upon their estimated fair values at the acquisition date. We include the results of operations of businesses acquired in our income statement beginning on the acquisition dates. We allocate the acquisition cost to identifiable tangible and intangible assets and liabilities based upon their estimated relative fair values. We allocate the excess of the purchase price over the estimated fair values of the underlying assets acquired and liabilities assumed to goodwill. We determine the fair value of intangible assets acquired based upon independent appraisals. The fair value of shares of our common stock issued in connection with a business combination is based on a five-day average of the closing price of our common stock two days before and two days after the date we agree to the terms of the acquisition and publicly announce the transaction. In certain circumstances, the allocations of the excess purchase price are based on preliminary estimates and assumptions. Accordingly, the allocations are subject to revision when we receive final information, including appraisals and other analyses. Revisions to our preliminary estimates of fair value may be significant. Since the business combinations consummated in 2005 did not materially impact our results of operations, pro forma results have not been presented.

During the third quarter of 2005, we completed two business combinations. The total acquisition cost was $7.1 million, consisting of net cash of $4.5 million, transaction costs of $0.2 million and 101,790 shares of our common stock valued at about $2.4 million. The purchase agreement for one of these business combinations contains provisions that include additional

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(dollar and share amounts in tables expressed in thousands, except per share data)

cash payments based on the achievement of annual financial targets in each of the five years ending December 31, 2010. Any contingent consideration payable in the future will be applied to goodwill.

Cambio.    Effective May 31, 2005, we acquired substantially all of the assets and assumed certain liabilities of Cambio Health Solutions, based in Nashville, Tennessee. Cambio provides strategic, operational and turnaround management consulting services to academic medical centers, integrated delivery systems, stand-alone community hospitals, investor-owned hospitals and special medical facilities. The total acquisition cost was $42.8 million, consisting of net cash of $29.7 million, transaction costs of $0.9 million and 555,660 restricted shares of our common stock valued at about $12.2 million. We granted the sellers of Cambio contractual protection against a decline in the value of the common stock we issued as consideration for the acquisition. Upon the lapse of restrictions on the common stock, if the market price of our common stock is below $22.33, we have agreed to make additional cash payments to the sellers equal to the deficiency. Any contingent consideration payable in the future will be applied to goodwill.

The identifiable intangible assets that we acquired consist principally of contract backlog, customer relationships, trade name and non-competition agreements and total $8.0 million. We recorded $34.3 million of goodwill as a result of the value of the assembled workforce we acquired and the ability to earn a higher rate of return from the acquired business than would be expected if those net assets had to be acquired or developed separately. In addition, this acquisition enhances our industry expertise in healthcare management and finance. We believe the goodwill recorded as a result of this acquisition will be fully deductible for income tax purposes over the next 15 years.

Ringtail.    On February 28, 2005, we acquired substantially all of the assets and assumed certain liabilities of the Ringtail group. Ringtail is a developer of litigation support and knowledge management technologies for law firms, Fortune 500 corporate legal departments, government agencies and courts. The assets we acquired include software products and technologies and intellectual property. Ringtail has developed a suite of integrated software modules to manage the information and workflow in complex legal cases. Prior to the acquisition, we were an application service provider of Ringtail software. The costs related to this arrangement were not material to our results of operations. The total acquisition cost was $34.6 million, consisting of net cash of $19.2 million, transaction costs of $0.4 million and 784,109 shares of our common stock valued at $15.0 million. We financed the cash portion of the purchase price with cash on hand and borrowings under our revolving line of credit. We may be required to pay the sellers additional annual consideration based upon post-acquisition revenues for the each of the years from 2005 through 2007. This earnout consideration may be up to $2.5 million per year and may be paid in cash, shares of our common stock or a combination of both. The revenue targets related to the earnout for 2005 were achieved and as of December 31, 2005 we accrued $2.5 million as additional goodwill. We granted the sellers contractual protection against a decline in the value of any purchase price or earnout payment made in shares of our common stock. If on the first anniversary date of any issuance of purchase price or earnout shares, the market price of our common stock has not increased by at least 10%, we have agreed to make an additional cash payment to the sellers equal to the deficiency. Based on the market price of our common stock on December 31, 2005, we would not be obligated to make any price protection related payments. On February 28, 2006, the first

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(dollar and share amounts in tables expressed in thousands, except per share data)

anniversary date of the issuance of the purchase price shares, we were not required to make a price protection payment. Any contingent consideration payable in the future will be applied to goodwill.

We acquired identifiable intangible assets consisting principally of software, contract backlog and customer relationships. The estimated valuation of these intangible assets totals $7.1 million. We recorded $27.8 million of goodwill as a result of the value of the assembled workforce we acquired and the ability to earn a higher rate of return from the acquired business than would be expected if those net assets had to be acquired or developed separately. We believe the goodwill recorded as a result of this acquisition will be fully deductible for income tax purposes over the next 15 years.

Lexecon.    In November 2003, we acquired substantially all of the assets and most of the liabilities of Lexecon Inc. from its parent company, Nextera Enterprises, Inc. Lexecon, located in Chicago, Illinois and Cambridge, Massachusetts, is an economic consulting firm that provides services throughout the United States. Its clients include major law firms and the corporations that they represent, government and regulatory agencies, public and private utilities, and multinational corporations. Lexecon’s services involve the application of economic, financial and public policy principles to market place issues in a large variety of industries. Its services address three broad areas: litigation support, public policy studies and business consulting. Lexecon provides expert witness testimony, economic analyses and other litigation-related services in adversarial proceedings in courts and before regulatory bodies, arbitrators and international trade organizations.

We paid Nextera cash of $129.2 million to acquire Lexecon and we incurred acquisition-related costs of $1.6 million. We financed the acquisition with a combination of existing cash resources and borrowings of $104.1 million under our amended and restated bank credit facility.

Dispute Advisory Services practice of KPMG.    In October 2003, we acquired certain assets and liabilities of the dispute advisory services business of KPMG LLP, a U.S. accounting and tax firm, in exchange for $89.1 million in cash. We also incurred acquisition-related expenses of about $0.8 million. The dispute advisory services, or DAS, business assists clients in the analysis and resolution of all phases of complex disputes in a variety of forums, including litigation, arbitration, mediation and other forms of dispute resolution. The identifiable assets we acquired were client backlog and a nominal amount of computer equipment. We did not acquire the accounts receivable or any other working capital related to KPMG’s DAS business.

Purchase price allocation.    The following table summarizes the estimated fair value of the net assets acquired and liabilities assumed pertaining to the significant acquisitions we completed in 2003. During 2004, we completed our valuation of the identifiable intangible assets that we acquired in 2003, consisting principally of contract backlog, client relationships and tradenames. As a result, we increased the amount of purchase price allocated to amortizable intangible assets by $7.7 million. The amortization of this additional amount resulted in a charge to amortization expense of $1.6 million during the fourth quarter of 2004. As of December 31, 2005, our remaining amortizable intangible assets are being amortized over a weighted-average useful life of about 4 years. We recorded significant goodwill from these acquisitions as a result of the value of the assembled workforce we acquired and the ability to earn a higher rate of

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(dollar and share amounts in tables expressed in thousands, except per share data)

return from the acquired business than would be expected if those net assets had to be acquired or developed separately. We believe the goodwill recorded as a result of these acquisitions will be fully deductible for income tax purposes over the next 15 years.

A summary of how we allocated the purchase price of the significant businesses we acquired is as follows:

	Lexecon	DAS
Direct cost of business combinations
Cash paid, including transaction costs	$130,833	$89,910
Common stock issued	—	—

	$130,833	$89,910

Net assets acquired
Accounts receivable, billed and unbilled, net	$20,661	$—
Other current assets	384	—
Furniture, equipment and software	2,032	221
Contracts, backlog (estimated 1 year weighted-average useful life)	1,400	2,700
Customer relationships (estimated 6.5 year weighted average useful life)	5,800	2,500
Tradename (indefinite useful life)	2,700	—
Non-compete agreements (estimated 4 year weighted-average useful life)	375	381
Goodwill	112,513	84,264
Other assets	67	—
Accounts payable and accrued expenses	(14,465)
Billings in excess of services provided	(22)	(156)
Other liabilities	(612)	—

	$130,833	$89,910

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar and share amounts in tables expressed in thousands, except per share data)

Pro forma results.    Our consolidated financial statements include the operating results of each acquired business from the dates of acquisition. The unaudited pro forma financial information below for the year ended December 31, 2003 assumes that our material business acquisitions had occurred at the beginning of 2003.

DAS was not a separate reporting unit of KPMG and as a result, separate complete historical financial statements are not available. The information included in the pro forma presentation consists of revenues from the book-of-business of the partners and directors who joined us and direct expenses, including compensation and benefits of the professionals and administrative personnel joining FTI, reimbursable and subcontractor costs and some practice related costs. Practice related costs consist principally of non-reimbursable costs, bad debt expense, administrative support and depreciation. The direct expenses of DAS do not include an allocation of KPMG’s firm wide expenses such as rent, insurance, national marketing, data processing, accounting, the cost of national support offices and other similar corporate expenses. Accordingly, the unaudited pro forma financial information for the year ended December 31, 2003 below is not indicative of the results of our future operations.

Pro forma financial information for 2003 acquisitions
Revenues	$514,374
Income from continuing operations before income taxes	145,413
Income per common share from continuing operations—basic	$2.12

Net income per common share—basic	$1.99

Income per common share from continuing operations—diluted	$2.02

Net income per common share—diluted	$1.90

3.    Discontinued Operations

In 2002, we committed to a plan to sell our applied sciences practice, consisting of the LWG asset disposal group and the SEA asset disposal group. In January 2003, we sold the LWG asset disposal group for total consideration of $4.15 million, consisting of cash of $2.15 million and a note in the amount of $2.0 million. During 2003, we recognized an after-tax loss of $0.2 million. The promissory note bears annual interest payable monthly in arrears at 3.0% during 2006 and 6.0% thereafter. The note matures December 31, 2010. Principal amounts are payable in forty-eight equal monthly installments beginning on January 31, 2007. This unsecured note is subordinated in payment to the issuer’s senior bank debt. We have classified the note within other assets in our consolidated balance sheet.

In August 2003, we completed the sale of the SEA asset disposal group to SEA’s senior management for total consideration of $16.0 million. The total consideration included $10.0 million in cash and a promissory note from the buyer in the amount of $6.0 million. We recognized an after-tax loss of $6.8 million in 2003 related to the sale of SEA. Under its original terms, the promissory note matured in August 2010. In December 2004, we agreed to discount the note by $475,000 in exchange for prepayment of the principal amount of the note. We classified this discount within other income (expense) in our consolidated statement of income. In January 2005, we received a $5.5 million cash payment in full satisfaction of the note.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar and share amounts in tables expressed in thousands, except per share data)

Because we eliminated the operations and cash flows of the business components comprising the applied sciences practice from our ongoing operations as a result of the disposal transactions, and because we do not have any significant continuing involvement in the operations after the disposal transactions, we presented the results of the applied sciences practice’s operations as a discontinued operation for all periods prior to the sale. Summarized operating results of the applied sciences practice are as follows for the year ended December 31, 2003

Revenues	$24,011
Income before income taxes	2,805
Net income	1,649

4.    Balance Sheet Details

	December 31,
	2005	2004
Notes receivable
Notes receivable from employees, current portion	$2,713	$3,506
Note receivable from purchasers of former subsidiary	—	5,525

	$2,713	$9,031

Property and equipment
Furniture, equipment and software	$49,087	$38,426
Leasehold improvements	11,239	8,962
Construction in progress	1,999	1,425

	62,325	48,813
Accumulated depreciation and amortization	(33,023)	(25,471)

	$29,302	$23,342

Other assets
Debt financing fees	$13,568	$4,121
Account receivable, non-current	11,210	—
Notes receivable from employees, net of current portion	4,516	5,547
Note receivable from purchasers of former subsidiary	2,000	2,000
Other non-current assets	2,667	1,387

	$33,961	$13,055

Accounts payable, accrued expenses and other
Accounts payable	$5,196	$7,203
Accrued expenses	7,958	6,334
Accrued interest	3,231	8
Employee stock purchase plan and other payroll related withholdings	2,788	1,776
Income taxes payable	2,513	3,440
Current portion of capital lease obligations	76	237

	$21,762	$18,998

Other liabilities
Deferred rent and accrued sublease losses	$16,508	$12,461
Interest rate swap liabilities	1,569	—
Capital lease obligations, net of current portion	22	108
Other non-current liabilities	170	176

	$18,269	$12,745

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar and share amounts in tables expressed in thousands, except per share data)

Notes receivable due from employees include signing bonuses granted in the form of forgivable loans to attract and retain highly-skilled professionals. The notes are unsecured, except for one that is secured by shares of our common stock. These notes are being amortized to expense over their forgiveness periods of one to five years. Professionals who terminate their employment with us prior to the end of the forgiveness period are required to repay the outstanding, unforgiven loan balance and any accrued but unforgiven interest.

At December 31, 2005, we have an unsecured trade receivable of $11.2 million related to fees for services rendered in connection with a client matter where payment will not be received until the completion of the engagement. This receivable has been classified as non-current due to the long-term nature of the engagement.

5.    Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill by reportable segment are as follows.

	Forensic/ Litigation/ Technology	Corporate Finance/ Restructuring	Economics	Consolidated
Balance, December 31, 2003	$119,733	$265,681	$129,130	$514,544
Goodwill acquired during the year	731	—	214	945
Adjustments to allocation of purchase price	(1,399)	(794)	(5,640)	(7,833)

Balance, December 31, 2004	119,065	264,887	123,704	507,656
Goodwill acquired during the year	33,359	34,293	1,645	69,297
Adjustments to allocation of purchase price	—	(341)	—	(341)

Balance, December 31, 2005	$152,424	$298,839	$125,349	$576,612

Other intangible assets with finite lives are amortized over their estimated useful lives. For intangible assets with finite lives, we recorded amortization expense of $6.5 million in 2005, $6.8 million in 2004 and $3.7 million in 2003. Based solely on the amortizable intangible assets recorded as of December 31, 2005, we estimate amortization expense to be $7.4 million in 2006, $2.8 million in 2007, $2.7 million in 2008, $2.4 million in 2009, $0.7 million in 2010 and $1.1 million thereafter. Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives or other relevant factors.

		December 31, 2005		December 31, 2004
	Useful Life in Years	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets
Contracts, backlog	0.5 to 3	$8,105	$3,536	$491	$4,247
Customer relationships	3.5 to 15	10,340	2,827	8,300	—
Non-compete agreements	3 to 5	2,421	1,116	2,196	306
Software	5	4,400	733	—	—
Intellectual property	3	—	—	360	160

		25,266	8,212	11,347	4,713
Unamortized intangible assets
Tradenames	Indefinite	4,400	—	2,700	—

		$29,666	$8,212	$14,047	$4,713

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(dollar and share amounts in tables expressed in thousands, except per share data)

For acquisitions completed during 2005, the aggregate amount of purchase price assigned to intangible assets other than goodwill consisted of the following.

	Weighted- Average Amortization Period in Years	Fair Value
Amortized intangible assets
Contracts, backlog	1.5	$8,105
Customer relationships	11	2,040
Software	5	4,400
Non-compete agreements	5	765

		15,310
Unamortized intangible assets
Tradename	Indefinite	1,700

		$17,010

6.    Fair Value of Financial Instruments

We have determined the estimated fair values of financial instruments using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop fair value estimates. As a result, the estimates presented below are not necessarily indicative of the amounts that we could realize or be required to pay in a current market exchange. The use of different market assumptions, as well as estimation methodologies, may have a material effect on the estimated fair value amounts.

	December 31,
	2005		2004
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Long-term notes and account receivable	$17,726	$16,615	$7,547	$7,547
Long-term debt and capital lease obligations, including current portion	348,529	372,975	105,345	105,345
Interest rate swap liabilities	1,569	1,569	—	—
Accelerated stock repurchase agreement	—	6,750	—	—

Cash and cash equivalents, accounts and notes receivable, accounts payable and accrued expenses.    We believe the carrying amounts of current assets and current liabilities are reasonable estimates of their fair values.

Long-term notes and account receivable.    We determined the fair value of long-term notes and account receivable based on the expected future cash flows discounted at risk-adjusted rates.

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Long-term debt.    As of December 31, 2005, we determined the fair value of the long-term debt based on estimates from investment bankers for our senior notes and our convertible notes. The fair value of long-term debt approximates its carrying value at December 31, 2004, based on an assessment of currently available terms for similar arrangements and interest rates were reset every 30 to 90 days.

Interest rate swap liabilities.    The carrying amount of our interest rate swap liabilities is fair value. The fair value of our interest rate swaps is based on estimates obtained from bankers to settle the agreements.

Accelerated stock repurchase agreement.    We estimated the fair value of the accelerated stock repurchase agreement based on our actual obligation on December 31, 2005 plus an estimate of the amount that would be due if the shares remaining to be purchased in the open market were purchased at $27.44, the closing price of our common stock on December 31, 2005. See note 9 for further discussion.

Letters of credit.    We use letters of credit primarily to back some lease guarantees. Outstanding letters of credit totaled $8.6 million at December 31, 2005 and $10.0 million at December 31, 2004. The letters of credit reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the market place.

7.    Long-Term Debt and Capital Lease Obligations

	December 31,
	2005	2004
7 5/8% senior notes due 2013, including a fair value hedge adjustment of $1,569	$198,431	$—
3 3/4% convertible senior subordinated notes due 2012	150,000	—
Senior secured credit facility, interest payable monthly or quarterly (3.7% to 4.0%—2004)	—	105,000

Total long-term debt	348,431	105,000
Less current portion	—	21,250

Long-term debt, net of current portion	$348,431	$83,750

Total capital lease obligations	$98	$345
Less current portion	76	237

Capital lease obligations, net of current portion	$22	$108

7 5/8% senior notes due 2013.    On August 2, 2005, we completed the issuance and sale in a private placement of $200.0 million in principal amount of 7 5/8% senior notes due June 15, 2013, generating net cash proceeds of $193.6 million after deducting fees and expenses and the initial purchasers’ discounts. All of these notes were exchanged for senior notes with identical terms registered with the Securities and Exchange Commission, or SEC, in February 2006. Cash interest is payable semiannually beginning December 15, 2005 at a rate of 7.625% per year. We may choose to redeem some or all of these notes starting June 15, 2009 at an initial redemption price of 103.813% of the aggregate principal amount of these notes plus accrued and unpaid interest. On or before June 15, 2008, we may choose to redeem up to 35% of the original

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principal amount of the notes using the proceeds of one or more sales of qualified equity securities at 107.625% of their principal amount, plus accrued and unpaid interest to the date of redemption. These notes are senior unsecured indebtedness of ours and rank equal in right of payment with all of our other unsubordinated, unsecured indebtedness. We have agreed to specific registration rights with respect to these notes. If we do not maintain the registration of the notes effective through maturity, subject to limitations, then the annual interest rate on these notes will increase by 0.25% every 90 days, up to a maximum of 1.0%, until the default ceases to exist.

In August 2005, we entered into two interest rate swap agreements to hedge the risk of changes in fair value attributable to changes in market interest rates associated with $60.0 million of our senior notes. As a result of this hedge and in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” we have recognized a $1.6 million decrease to the carrying value of the senior notes as of December 31, 2005. However, this fair value hedge adjustment does not change the amounts due at maturity of the senior notes.

3 3/4% convertible senior subordinated notes due 2012.    On August 2, 2005, we completed the issuance and sale in a private placement of $150.0 million in principal amount of 3 3/4% convertible senior subordinated notes due July 15, 2012, generating net cash proceeds of $144.4 million after deducting fees, expenses and the initial purchasers’ discounts. These notes, and the shares of common stock underlying these notes, were subsequently registered with the Securities and Exchange Commission under an effective registration statement in January 2006. Cash interest is payable semiannually beginning January 15, 2006 at a rate of 3.75% per year. The convertible notes are non-callable. Upon conversion, the principal portion of the convertible notes will be paid in cash and any excess over the conversion rate will be paid in shares of our common stock or cash at an initial conversion rate of 31.998 shares of our common stock per $1,000 principal amount of convertible notes, representing an initial conversion price of $31.25 per share, subject to adjustment upon specified events. Upon normal conversions, for every $1.00 the market price of our common stock exceeds $31.25 per share, we will be required at our option either to pay an additional $4.8 million or to issue shares of our common stock with a then market price equivalent to $4.8 million to settle the conversion feature. The convertible notes may be converted at the option of the holder unless earlier repurchased: (1) on or after June 15, 2012; (2) if a specified fundamental change event occurs; (3) if the closing sale price of our common stock for a specified time period exceeds 120% of the conversion price for a specified time period or (4) if the trading price for a convertible note is less than 95% of the closing sale price of our common stock into which it can be converted for a specified time period. At December 31, 2005, the convertible notes were not convertible and the holders of the notes had no right to require us to repurchase the notes and therefore they are classified as long-term debt. If a specified fundamental change event occurs, the conversion price of our convertible notes may increase, depending on our common stock price at that time. However, the number of shares issuable upon conversion of a note may not exceed 41.5973 per $1,000 principal amount of convertible notes. As of December 31, 2005, the conversion price has not required adjustment. These notes are senior subordinated unsecured indebtedness of ours and will be subordinated to all of our existing and future senior indebtedness. In January 2006, we registered the convertible notes in the principal amount of $150.0 million and 4,799,700 shares of common stock that may be initially issuable upon conversion of the notes, from time to time, under the Securities Act of 1933, as amended.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar and share amounts in tables expressed in thousands, except per share data)

The conversion feature embedded in the convertible notes is classified as an equity instrument under the provisions of Emerging Issues Task Force, or EITF, Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” Accordingly, the conversion feature is not required to be bifurcated and accounted for separate from the notes. We do not have a stated intent or past practice of settling such instruments in cash, therefore share settlement is assumed for accounting purposes until actual settlement takes place. Until conversion, no amounts are recognized in our financial statements for the ultimate settlement of the conversion feature. Upon conversion, if we elect to settle the conversion feature with shares of our common stock, settlement of the conversion feature will be accounted for as an equity transaction involving the issuance of shares at fair value for settlement of the conversion feature. No gain or loss would be recognized in our financial statements as a result of settling the conversion feature in shares of common stock. If we elect to settle the conversion feature in cash, the full amount of the cash payment will be treated as a loss on the extinguishment of debt in our income statement when settled.

Senior secured credit facility and early extinguishment of term loans.    On April 19, 2005, we amended our senior secured credit facility to provide for $50.0 million in additional secured term loan financing. The entire $50.0 million term loan was drawn on April 19, 2005. This increased our total term loan borrowings to $175.0 million. On August 2, 2005, in connection with the offerings of senior notes and convertible notes described above, we amended our senior secured credit facility to facilitate the offerings, adjust our financial covenants and effect certain other changes. At the same time, we used $142.5 million of the net proceeds from our senior notes and convertible notes offerings to repay all outstanding term loan borrowings under our senior secured credit facility prior to maturity. As a result of this early extinguishment of debt, we wrote off $1.7 million of unamortized debt financing fees which is classified within other expense. During 2005, we incurred $1.0 million of financing costs in connection with amending our senior secured credit facility.

During 2003, we utilized $12.15 million of cash proceeds from the sale of our applied sciences practice and $49.8 million from the public offering of our common stock to repay outstanding term loans under our senior secured credit facility prior to maturity. As a result of these repayments, we wrote-off $768,000 of unamortized debt financing fees which is classified within other expense.

As of December 31, 2005, our senior secured credit facility provides for a $100.0 million revolving line of credit. The maturity date of the $100.0 million revolving line of credit is November 28, 2008. We may choose to repay outstanding borrowings under the senior secured credit facility at any time before maturity without penalty. Debt under the senior secured credit facility bears interest at an annual rate equal to the Eurodollar rate plus an applicable margin or an alternative base rate defined as the higher of (1) the lender’s announced U.S. prime rate or (2) the federal funds rate plus the sum of 50 basis points and an applicable margin. We are also required to pay a commitment fee of between 0.25% and 0.375% on the unused portion of the revolving line of credit which is subject to change based on our consolidated leverage ratio. As of December 31, 2005, our commitment fee rate was 0.375%. Under the senior secured credit facility, the lenders have a security interest in substantially all of our assets. As of December 31, 2005, we had no borrowings outstanding under our revolving line of credit. The availability of borrowings under our revolving line of credit is subject to specified borrowing conditions. We

FTI CONSULTING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar and share amounts in tables expressed in thousands, except per share data)

use letters of credit primarily as security deposits for our office facilities. Letters of credit reduce the availability under our revolving line of credit. As of December 31, 2005, we had $8.6 million of outstanding letters of credit, which reduced the available borrowings under our revolving line of credit to $91.4 million.

Our senior secured credit facility and the indenture governing our senior notes contain covenants which limit our ability to incur additional indebtedness; create liens; pay dividends on, make distributions or repurchases of our capital stock or make specified other restricted payments; consolidate, merge or sell all or substantially all of our assets; guarantee obligations of other entities; enter into hedging agreements; enter into transactions with affiliates or related persons or engage in any business other than the consulting business. The senior secured credit facility requires compliance with financial ratios, including total indebtedness to earnings before interest, taxes, depreciation and amortization, or EBITDA; EBITDA to specified charges and the maintenance of a minimum net worth, each as defined under the senior secured credit facility. At December 31, 2005, we were in compliance with all covenants as stipulated in the senior secured credit facility and the indenture governing our senior notes.

Guarantees.    Currently, we do not have any significant debt guarantees related to entities outside of the consolidated group. As of December 31, 2005, substantially all of our domestic subsidiaries are guarantors of borrowings under our senior secured credit facility, our senior notes and our convertible notes in the amount of $350.0 million.

Future maturities of long-term debt and capital lease obligations.    For years subsequent to December 31, 2005, scheduled annual maturities of long-term debt and capital lease obligations outstanding as of December 31, 2005 are as follows.

	Long-Term Debt	Capital Lease Obligations	Total
2006	$—	$83	$83
2007	—	16	16
2008	—	3	3
2009 to 2010	—	—	—
Thereafter	350,000	—	350,000

	350,000	102	350,102
Less fair value hedge adjustment	1,569	—	1,569
Less imputed interest	—	4	4

	$348,431	$98	$348,529

8.    Derivative Instruments and Hedging Activities

We use derivative instruments, consisting primarily of interest rate swap agreements, to manage our exposure to changes in the fair values or future cash flows of some of our long-term debt which are caused by interest rate fluctuations. We do not use derivative instruments for trading or other speculative purposes. The use of derivative instruments exposes us to market risk and credit risk. Market risk is the adverse effect that a change in interest rates has on

FTI CONSULTING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar and share amounts in tables expressed in thousands, except per share data)

the value of a financial instrument. While derivative instruments are subject to fluctuations in values, these fluctuations are generally offset by fluctuations in fair values or cash flows of the underlying hedged items. Credit risk is the risk that the counterparty exposes us to loss in the event of non-performance. We enter into derivative financial instruments with high credit quality counterparties and diversify our positions among such counterparties in order to reduce our exposure to credit losses.

From time to time, we hedge the cash flows and fair values of some of our long-term debt using interest rate swaps. We enter into these derivative contracts to manage our exposure to interest rate changes by achieving a desired proportion of fixed rate versus variable rate debt. In an interest rate swap, we agree to exchange the difference between a variable interest rate and either a fixed or another variable interest rate multiplied by a notional principal amount. We record all interest rate swaps at their fair market values within other assets or other liabilities on our balance sheet. As of December 31, 2005, the fair value of our interest rate swap agreement was a liability of $1.6 million. We had no derivative instruments in effect as of December 31, 2004.

In August 2005, we entered into two interest rate swap agreements to hedge the risk of changes in the fair value of a portion of our 7 5/8% fixed rate senior notes. The interest swap agreements mature on June 15, 2013. Under the terms of the interest rate swap agreements, we receive interest on the $60.0 million notional amount at a fixed rate of 7.625% and pay a variable rate of interest, between 7.31% and 7.35% at December 31, 2005, based on the London Interbank Offered Rate, or LIBOR, as the benchmark interest rate. The maturity, payment dates and other critical terms of these swaps exactly match those of the hedged senior notes. In accordance with Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities,” the swaps are accounted for as effective hedges. Accordingly, the changes in the fair values of both the swaps and the debt are recorded as equal and offsetting gains and losses in interest expense. No hedge ineffectiveness has been recognized as the critical provisions of the interest rate swap agreements match the applicable provisions of the debt. For the year ended December 31, 2005, the impact of effectively converting the interest rate of $60.0 million of our senior notes from fixed rate to variable rate reduced interest expense by $161,000.

At December 31, 2003, the notional amount of our outstanding interest rate swap agreement was $8.7 million. The interest rate swap resulted in exchanging floating LIBOR rates for a fixed rate of 6.65%, and expired in January 2004. During 2003, we did not recognize a net gain (loss) related to the interest rate swap transactions as there was no ineffective portion of the cash flow hedge nor was there any portion of the hedged instrument excluded from the assessment of hedge effectiveness.

9.    Commitments and Contingencies

Operating lease commitments.    We lease office space and equipment under non-cancelable operating lease agreements that expire in various years through 2021. The leases normally provide for the payment of minimum annual rentals and may include scheduled rent increases. We recognize scheduled rent increases on a straight-line basis over the initial lease term. Some leases include provisions for renewal options of up to 5 years. Some of our leases for office space contain provisions whereby the future rental payments may be adjusted for increases in operating expenses above specified amounts.

FTI CONSULTING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar and share amounts in tables expressed in thousands, except per share data)

We entered into a new lease agreement for office space in New York City. The lease commenced in July 2004 and expires in November 2021. In accordance with the lease terms, we received a cash inducement of $8.1 million in 2004 and an additional $3.3 million in 2005. We have classified the inducements as deferred rent within other liabilities in our balance sheet. We are amortizing the cash inducements over the life of the lease as a reduction to the cash rent expense.

Rental expense, net of rental income, included in continuing operations was $16.6 million during 2005, $12.6 million during 2004 and $9.5 million during 2003. For years subsequent to December 31, 2005, future minimum payments for all operating lease obligations that have initial non-cancelable lease terms exceeding one year, net of rental income of $3.2 million in 2006, $3.2 million in 2007, $1.7 million in 2008, $1.5 million in 2009, $1.3 million in 2010 and $0.4 million thereafter are as follows.

2006	$12,334
2007	11,883
2008	12,558
2009	12,782
2010	12,466
Thereafter	84,059

$146,082

Loss on subleased facilities.    During the fourth quarter of 2004, we consolidated our New York City and Saddle Brook, New Jersey offices and relocated our employees into our new office facility. As a result of this decision, we vacated leased office facilities prior to the lease termination dates. We recorded a loss of $4.7 million within our corporate segment related to the abandoned facilities during the fourth quarter of 2004. This charge includes $0.7 million of asset impairments and $4.0 million representing the present value of the future lease payments related to the facilities we vacated net of estimated sublease income of $4.2 million. We calculated the present value of our future lease payments using a discount rate of about 8%. As of December 31, 2004, the balance of the liability for loss on abandoned facilities was $3.7 million. In August 2005, we entered into a 30-month sublease related to some space in our new office facility in New York City resulting in a loss of $0.9 million. Sublease losses are classified as a component of selling, general and administrative expense and primarily represent the present value of the future lease payments related to the space we subleased net of estimated sublease income. During 2005, we made payments, net of sublease income, of about $2.2 million against the total lease loss liability. As of December 31, 2005, the balance of the liability for losses on abandoned and subleased facilities was $2.4 million.

Contingencies.    We are subject to legal actions arising in the ordinary course of business. In management’s opinion, we believe we have adequate legal defenses and/or insurance coverage with respect to the eventuality of such actions. We do not believe any settlement or judgment would materially affect our financial position or results of operations.

Litigation settlement (losses) gains, net.    During 2005 and the fourth quarter of 2004, we reached settlement on various lawsuits. As a result, we recorded net losses of $1.6 million in 2005 and net gains of $1.7 million, net of legal costs in 2004.

FTI CONSULTING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar and share amounts in tables expressed in thousands, except per share data)

10.    Income Taxes

Significant components of deferred tax assets and liabilities are as follows.

	December 31,
	2005	2004
Deferred tax assets
Allowance for doubtful accounts	$1,389	$2,109
Accrued vacation and bonus	3,766	1,767
Deferred rent	4,940	2,925
Loss on abandoned facilities	1,249	1,910
Restricted stock	904	501
Forgivable loans	764	—
Depreciation	499	—

	13,511	9,212

Deferred tax liabilities
Goodwill amortization	39,598	25,250
Prepaid expenses	845	1,001
Installment sale of subsidiaries	—	643
Capitalized software and depreciation	—	298
Other	232	129

	40,675	27,321

Net deferred tax liability	$27,164	$18,109

The components of the income tax provision from continuing operations are as follows.

	Year Ended December 31,
	2005	2004	2003
Current
Federal	$24,915	$16,007	$34,024
State	6,708	5,755	5,736

	31,623	21,762	39,760

Deferred
Federal	7,289	8,260	4,345
State	1,907	1,155	733

	9,196	9,415	5,078

Income tax provision	$40,819	$31,177	$44,838

Our income tax provision from continuing operations resulted in effective tax rates that varied from the statutory federal income tax rate as follows.

	Year Ended December 31,
	2005	2004	2003
Federal income tax provision at statutory rate	$34,016	$25,919	$38,369
State income taxes, net of federal benefit	5,626	4,273	6,379
Expenses not deductible for tax purposes	1,177	985	90

	$40,819	$31,177	$44,838

FTI CONSULTING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar and share amounts in tables expressed in thousands, except per share data)

11.    Stockholders’ Equity

Common stock.    Holders of our common stock are entitled to one vote per share on all matters submitted for action by the stockholders and share equally, share for share, if dividends are declared on the common stock. In the event of any liquidation, dissolution or winding up of our company or upon the distribution of our assets, all assets and funds remaining after payment in full of our debts and liabilities, and after the payment of all liquidation preferences, if any, applicable to any outstanding preferred stock, would be divided and distributed among the holders of our common stock ratably. There are no redemption or sinking fund requirements applicable to shares of our common stock.

Equity offering.    In February 2003, we completed a public offering and sale of 4.0 million shares of our common stock. We received $99.2 million in cash, net of $1.4 million of offering costs.

Common stock repurchase program.    In October 2003, our board of directors authorized the purchase, from time to time, of up to $50.0 million of our common stock. During 2005, the authorized amount was increased to a total of $187.5 million. Our share repurchase program is effective through December 31, 2006. The shares of common stock may be purchased through open market or privately negotiated transactions and will be funded with a combination of cash on hand, existing bank credit facilities or new credit facilities.

On July 28, 2005, we entered into an accelerated share repurchase agreement with an investment bank in connection with our convertible notes offering. Under that agreement, we purchased and retired 2.3 million shares of our common stock from the investment bank for an aggregate purchase price of $55.1 million, representing an initial purchase price of $24.04 per share plus transaction costs. The share purchase was funded using the proceeds received from the private placement of our convertible notes described in note 7. We recorded the stock purchase as a reduction to stockholders’ equity.

As part of the accelerated share repurchase transaction, we simultaneously entered into a forward contract with the investment bank that matured on February 10, 2006. The objective of the forward contract was to minimize the impact on our share price volatility of the large repurchase of shares of our common stock on July 28, 2005. The investment bank borrowed the shares of common stock that were sold to us and replaced the borrowed shares with shares repurchased on the open market in smaller ratable purchases over the term of the forward contract thereby minimizing the market impact of the large block share repurchase. Under the terms of the forward contract, the investment bank purchased, in the open market, 2.3 million shares of our common stock during the term of the contract in order to fulfill its obligation related to the shares it borrowed from third parties and sold to us. At the end of the repurchase period, we have an obligation to pay the investment bank a price adjustment if the investment bank’s daily volume weighted average purchase price of our common stock is between $24.04 and $27.19 per share. If the investment bank’s weighted average purchase price is between $24.04 and $23.98 per shares, then the investment bank will pay us the price adjustment. In either case, the price adjustment can be settled in cash or shares of our common stock, at our option.

As of December 31, 2005, the investment bank had acquired 1.8 million shares of our common stock at an average price of $26.86 per share and the price adjustment obligation

FTI CONSULTING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar and share amounts in tables expressed in thousands, except per share data)

amounted to $5.0 million. On February 10, 2006, the investment bank had completed its acquisition of 2.3 million shares of our common stock at an average price of $27.03 per share. Upon the conclusion of the agreement, we were required to make a settlement payment of $6.8 million, which we elected to pay in cash.

We accounted for the forward contract under the provisions of EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” as an equity instrument. As the fair value of the forward contract at inception was zero, no accounting for the forward contract was required until settlement, since the forward contract continued to meet the requirements for classification as an equity instrument. The amount paid to settle the contract will be recorded as an adjustment to stockholders’ equity in 2006. In calculating diluted earnings per share, we assumed the accelerated stock repurchase would be settled through the issuance of additional shares of common stock. Accordingly, the estimated shares issuable based on the fair value of the forward contract at December 31, 2005 were included in the weighted average shares outstanding for the computation of diluted earnings per share for the year ended December 31, 2005.

In August 2005, we used an additional $70.3 million of the net proceeds received from the private placement of our convertible notes to purchase 2.9 million shares of our common stock. During 2005, we purchased and retired 6.1 million shares of our common stock for a total cost of about $148.1 million. Since inception of the program, we purchased and retired a total of 7.0 million shares of our common stock for a total of $162.9 million, leaving $24.6 million available for purchase under the program. The $6.8 million we paid to settle the accelerated share repurchase contract in February 2006 reduced the amount available under our authorized share repurchase program. Subsequently, our board of directors increased the amount of cash we are authorized to spend on the share repurchase program from $17.8 million available at that time to $50.0 million.

12.    Equity Compensation and Employee Benefit Plans

Equity compensation plans.    Our 1997 Stock Option Plan provides for the issuance of up to 11,587,500 shares of common stock to employees and non-employee directors. Under the terms of the 1997 plan, we may grant option rights or shares of restricted and unrestricted common stock to employees. As of December 31, 2005, 32,205 shares of common stock are available for grant under our 1997 Stock Option Plan.

The FTI Consulting, Inc. 2004 Long-Term Incentive Plan provides for grants of option rights, appreciation rights, restricted or unrestricted shares, performance awards or other stock-based awards to our officers, employees, non-employee directors and individual service providers. We are authorized to issue up to 3,000,000 shares of common stock under the 2004 plan. As of December 31, 2005, 1,508,632 shares of common stock are available for grant under our 2004 Long-Term Incentive Plan.

Vesting provisions for individual awards under our stock option plans are at the discretion of our board of directors. Generally, outstanding options have been granted at prices equal to or exceeding the market value of the stock on the grant date, vest over three to five years, and expire ten years subsequent to award.

During 2005, we granted 172,500 shares of restricted common stock to employees at a weighted-average fair value of $26.05. During 2004, we granted 262,372 shares of restricted

FTI CONSULTING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar and share amounts in tables expressed in thousands, except per share data)

common stock to employees at a weighted-average fair value of $18.60. During 2003, we granted 284,640 shares of restricted common stock at a weighted-average fair value of $20.53. Restricted shares are generally contingent on continued employment and vest over periods of three to ten years.

The following table summarizes the option activity under the plans for the years ended December 31, 2005, 2004 and 2003.

	2005	Weighted Average Exercise Price	2004	Weighted Average Exercise Price	2003	Weighted Average Exercise Price
Options outstanding, January 1	4,408	$19.17	4,330	$18.54	5,807	$14.72
Options granted during the period:
Grant price = fair market value	849	$21.56	965	$17.46	383	$22.53
Grant price > fair market value	90	$25.00	90	$18.78	90	$26.45
Options exercised	(710)	$13.59	(467)	$6.37	(1,798)	$7.17
Options forfeited	(33)	$22.74	(510)	$22.27	(152)	$21.39

Options outstanding, December 31	4,604	$20.56	4,408	$19.17	4,330	$18.54

Options exercisable, December 31	2,967	$20.50	2,597	$18.35	1,873	$16.74

The following is a summary of the status of stock options outstanding and exercisable stock options at December 31, 2005.

	Options Outstanding			Options Exercisable
Exercise Price Range	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Shares	Weighted Average Exercise Price
$ 1.90 — $16.74	799	$11.35	6.1 years	592	$9.84
$16.80 — $21.00	1,021	$18.60	8.7 years	334	$18.81
$21.07 — $22.34	1,006	$21.55	7.3 years	730	$21.44
$22.36 — $25.67	1,091	$23.79	7.4 years	856	$24.11
$26.24 — $33.25	687	$27.61	7.6 years	455	$27.29

	4,604	$20.56		2,967	$20.50

Employee stock purchase plan.    The FTI Consulting, Inc. Employee Stock Purchase Plan allows eligible employees to subscribe to purchase shares of common stock through payroll deductions of up to 15% of eligible compensation, subject to limitations. The purchase price is the lower of 85% of the fair market value of our common stock on the first trading day or the last trading day of each semi-annual offering period. The aggregate number of shares purchased by an employee may not exceed $25,000 of fair market value annually, subject to limitations imposed by Section 423 of the Internal Revenue Code. A total of 2,300,000 shares are authorized for purchase under the plan. As of December 31, 2005, 522,738 shares of our common stock are available for purchase under the plan. Employees purchased shares under this plan during the following years at the weighted average prices per share as indicated: 2005—307,388 shares at $16.41; 2004—202,396 shares at $14.03; and 2003—195,700 shares at $20.66.

Employee benefit plans.    We maintain a qualified defined contribution 401(k) plan, which covers substantially all of our employees. Under the plan, participants are entitled to make pre-tax contributions up to the annual maximums established by the Internal Revenue Service.

FTI CONSULTING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar and share amounts in tables expressed in thousands, except per share data)

We match a certain percentage of participant contributions pursuant to the terms of the plan, which are limited to a percent of the participant’s eligible compensation. The percentage match is at the discretion of our board of directors. We made contributions related to the plan of $3.7 million during 2005, $3.0 million during 2004 and $2.4 million during 2003.

13.    Segment Reporting (dated as of September 15, 2006)

We are a multi-disciplined consulting firm with leading practices in the areas of forensic accounting/litigation/technology, corporate finance/restructuring and economic consulting services. During the fourth quarter of 2003, we completed three acquisition transactions. As part of the integration of the acquired businesses, we reorganized our operations into three operating segments. During the first quarter of 2004, we completed the reorganization and appointed a manager for each operating segment.

Our reportable operating segments are business units that offer distinct services. Through our forensic/litigation/technology practice, we provide an extensive range of services to assist clients in all phases of litigation, including pre-filing, discovery, jury selection, trial preparation, expert testimony and other trial support services. Specifically, we help clients assess complex financial transactions, reconstruct events from incomplete and/or corrupt data, uncover vital evidence, identify potential claims and assist in the pursuit of financial recoveries and settlements. Through the use of proprietary information technology, we have demonstrated our ability to help control litigation costs, expedite the trial process and provide our clients with the ability to readily organize and access case-related data. Our repository services offer clients a secure extranet and web-hosting service for critical information. Our graphics services at trial and technology and electronic evidence experts assist clients in preparing for and presenting their cases in court.

Our corporate finance/restructuring practice assists underperforming companies as they make decisions to improve their financial condition and operations. We analyze, recommend and implement strategic alternatives for our corporate finance/restructuring clients, such as interim management in turnaround situations, rightsizing infrastructure, assessing long-term viability, transaction advisory and business strategy consulting. We lead and manage the financial aspects of in-court restructuring processes by offering services that include an assessment of the impact of a bankruptcy filing on the client’s financial condition and operations. We also assist our clients in planning for a smooth transition into and out of bankruptcy, facilitating the sale of assets and arranging debtor-in-possession financing.

Through our economic consulting practice, we deliver sophisticated economic analysis and modeling of issues arising in mergers and acquisitions and other complex commercial and securities litigation. Our services include providing advice and testimony related to:

•	antitrust and competition issues that arise in the context of potential mergers and acquisitions;

•	other antitrust issues, including alleged price fixing, cartels and other forms of exclusionary behavior;

•	the application of modern finance theory to issues arising in securities litigation; and

•	public policy studies on behalf of companies, trade associations and governmental agencies.

FTI CONSULTING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar and share amounts in tables expressed in thousands, except per share data)

We evaluate the performance of these operating segments based on segment profit, which we define as operating income before depreciation, amortization and corporate general and administrative expenses. As described in note 9, our corporate segment loss includes a $4.7 million loss on subleased facilities for the year ended December 31, 2004 and a $0.9 million loss on subleased facilities for the year ended December 31, 2005. In general, our total assets, including long-lived assets such as property and equipment, and our capital expenditures are not specifically allocated to any particular segment. Accordingly, capital expenditure and total asset information by reportable segment is not presented. The reportable segments use the same accounting policies as those used by the company. There are no significant intercompany sales or transfers.

Substantially all of our revenues and assets are attributed to or are located in the United States. We do not have a single customer that represents ten percent or more of our consolidated revenues.

We began to manage our technology practice as a separate reportable operating segment beginning in January 2006. This operating segment was previously managed within our forensic/litigation practice. Our technology consulting segment consists of our electronic evidence/e-discovery practice group, the complex litigation data analysis practice group, the software development group and our application services provider and document analytics business. Our trial technology group continues to be managed within our forensic/litigation practice. We have presented estimated 2005 segment results to compare to our 2006 presentation in the table below. However, if our technology practice had been managed as a separate segment during 2005, our actual results may have differed significantly as items such as direct bonuses and allocations of selling, general and administrative expenses may have been computed differently. We have not presented similar comparative information for 2004 and 2003 as the technology practice was not material to our financial results until we acquired Ringtail in 2005. As a result separate financial results were not maintained in a manner consistent with our 2005 results.

	Forensic/ Litigation	Corporate Finance/ Restructuring	Economic Consulting	Technology	Corporate	Total
Revenues	$157,263	$211,027	$108,398	$62,857	$—	$539,545
Gross margin	73,457	101,410	38,926	34,160	—	247,953
Segment profit (loss)	45,379	70,809	24,254	25,001	(33,857)	131,586

FTI CONSULTING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar and share amounts in tables expressed in thousands, except per share data)

In 2003, we did not operate our business practices as segments. Accordingly, we did not report results of operations by segment. The table below presents revenues, gross margin and segment profits for the three years in the period ended December 31, 2005. The 2005 segment information below is presented using the historical segment disclosure for comparative purposes. For the year ended December 31, 2003, the table presents segment revenues and gross margin that are estimates derived from classifying client engagements by the principal nature of the service.

	Forensic/ Litigation/ Technology	Corporate Finance/ Restructuring	Economic Consulting	Corporate	Total
Year ended December 31, 2005
Revenues	$220,120	$211,027	$108,398	$—	$539,545
Gross margin	107,617	101,410	38,926	—	247,953
Segment profit (loss)	70,380	70,809	24,254	(33,857)	131,586
Year ended December 31, 2004
Revenues	$178,650	$162,495	$85,860	$—	$427,005
Gross margin	83,177	77,618	31,240	—	192,035
Segment profit (loss)	50,556	50,714	19,333	(26,185)	94,418
Year ended December 31, 2003
Revenues	$103,101	$255,336	$17,258	$—	$375,695
Gross margin	45,845	146,510	6,911	—	199,266
Segment profit (loss)	N/A	N/A	N/A	(18,720)	123,537

N/A—Not available

The following table presents a reconciliation of segment profit to income from continuing operations before income taxes.

	Year Ended December 31,
	2005	2004	2003
Operating profit
Total segment profit	$131,586	$94,418	$123,537
Depreciation and amortization	(11,360)	(9,113)	(6,032)
Amortization of other intangible assets	(6,534)	(6,836)	(3,680)
Interest and other expense, net	(14,876)	(6,086)	(4,196)
Litigation settlement gains (losses), net	(1,629)	1,672	—

Income from continuing operations before income tax provision	$97,187	$74,055	$109,629

FTI CONSULTING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar and share amounts in tables expressed in thousands, except per share data)

14.    Quarterly Financial Data (unaudited)

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
2005
Revenues	$116,614	$123,917	$133,189	$165,825
Direct cost of revenues	64,345	65,192	73,341	88,714
Other operating expenses	28,902	30,898	34,539	39,922

Operating income	23,367	27,827	25,309	37,189
Interest expense, net	(1,555)	(2,310)	(6,014)	(4,997)
Litigation settlement gains (losses), net	(304)	(708)	21	(638)

Income before income tax provision	21,508	24,809	19,316	31,554
Income tax provision	9,033	10,420	8,113	13,253

Net income	$12,475	$14,389	$11,203	$18,301

Earnings per common share—basic	$0.29	$0.34	$0.28	$0.47

Earnings per common share—diluted	$0.29	$0.33	$0.27	$0.46

Weighted average common shares outstanding
Basic	42,319	42,808	40,177	38,537

Diluted	42,741	43,326	41,170	39,959

2004
Revenues	$110,240	$107,445	$104,433	$104,887
Direct cost of revenues	61,898	58,357	56,739	57,976
Other operating expenses	27,447	26,047	27,074	32,998

Operating income	20,895	23,041	20,620	13,913
Interest expense, net	(1,407)	(1,396)	(1,375)	(1,908)
Litigation settlement gains (losses), net	—	—	—	1,672

Income before income tax provision	19,488	21,645	19,245	13,677
Income tax provision	7,971	8,852	8,294	6,060

Net income	$11,517	$12,793	$10,951	$7,617

Earnings per common share—basic	$0.27	$0.30	$0.26	$0.18

Earnings per common share—diluted	$0.27	$0.30	$0.26	$0.18

Weighted average common shares outstanding
Basic	42,097	42,172	42,134	41,994

Diluted	42,605	42,517	42,479	42,450

The sum of the quarterly earnings per share amounts may not equal the annual amounts due to changes in the weighted-average number of common shares outstanding during each quarterly period.

Revenues.    In December 2005, we received a $22.5 million success fee in connection with the resolution of a legal case involving a bankrupt estate for which we served as fiduciary for

FTI CONSULTING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar and share amounts in tables expressed in thousands, except per share data)

several years. Professional services related to the success fee were performed prior to 2005, but because of significant contingencies surrounding the ultimate resolution of the matter, collection of the fees could not be reasonably assured. We used about $13 million of the proceeds to compensate professionals in the corporate finance/restructuring practice who participated in the assignment and to provide incentive compensation for other employees. This amount was recorded as accrued compensation in our consolidated balance sheet as of December 31, 2005.

Interest expense, net.    In December 2004, we agreed to discount a note receivable due from the owner of one of our former subsidiaries. We discounted this note by $475,000 in exchange for payment of the note ahead of its maturity in 2010. We received this prepayment in January 2005. See Note 3. “Discontinued Operations,” for more details.

Other.    During the fourth quarter of 2004, we recorded a $4.7 million loss on abandoned facilities and net litigation settlement gains of $1.7 million. See Note 9. “Commitments and Contingencies,” for more details. We also recorded additional amortization expenses of $1.6 million during the fourth quarter of 2004 as more fully described in Note 2. “Acquisitions—Purchase price allocation.”

15.    Subsequent Event

On January 6, 2006, we completed our acquisition of Competition Policy Associates, Inc., or Compass. The total acquisition cost was about $73.9 million consisting of $48.2 million in cash and 932,599 restricted shares of common stock valued at $25.7 million. We financed the cash portion of the purchase price from cash on hand. The purchase agreement provides for (A) post-closing purchase price adjustments based on actual adjusted earnings before interest and taxes, or EBIT, as of December 31, 2005 and (B) post-closing cash adjustment payments based on actual working capital as of December 31, 2005. For each fiscal year ending between December 31, 2006 and December 31, 2013, the purchase agreement provides for:

•	additional consideration based on EBIT of the business unit;

•	the set aside of a percentage of EBIT of the business unit for each fiscal year to be used as incentive compensation to employees of and consultants to the business; and

•	conditional contractual protection against a decline in the value of the shares of our common stock issued as purchase price below the issuance price of $27.61.

Compass is a top competition economics consulting firm, with offices in Washington, D.C. and San Francisco. Compass provides services that involve sophisticated economic analysis in the context of antitrust disputes, mergers, and acquisitions, regulatory and policy debates, and general commercial litigation across a broad range of industries in the United States, Europe and the Pacific Rim.